Registration No. 33-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                                   ----------

                       GRAHAM-FIELD HEALTH PRODUCTS, INC.
             (Exact name of registrant as specified in its charter)

                Delaware                            11-2578230
        (State or other jurisdiction      (I.R.S. Employer Identification No.)
      of incorporation or organization)

                              400 Rabro Drive East
                            Hauppauge, New York 11788
                                 (516) 582-5900


  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Irwin Selinger
                            Chairman of the Board and
                             Chief Executive Officer
                       Graham-Field Health Products, Inc.
                              400 Rabro Drive East
                            Hauppauge, New York 11788
                                 (516) 582-5900
    (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                    Copy to:
                               Richard S. Kolodny
                         Vice President, General Counsel
                       Graham-Field Health Products, Inc.
                              400 Rabro Drive East
                            Hauppauge, New York 11788
                                 (516) 582-5900

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

                                          CALCULATION OF REGISTRATION FEE

================================================================================================================================
                                                           Proposed                  Proposed
                                  Amount                    Maximum                   Maximum                 Amount of
    Title of Shares                to be                Aggregate Price              Aggregate               Registration
   to be Registered             Registered                Per Unit(1)            Offering Price(1)               Fee
- --------------------------------------------------------------------------------------------------------------------------------
Common Stock,
$.025 Par Value                   50,000                    $8.125                    $406,250                  $138
================================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) based on average high and low prices for the Company's Common Stock on the New York Stock Exchange consolidated reporting system on July 31, 1996.

     The Registration hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                                           GRAHAM-FIELD HEALTH PRODUCTS, INC.


                                 Registration Statement                        Regulation S-K
                                 Item Number and Caption                          Item No.            Location in Prospectus
                                 -----------------------                          --------            ----------------------
1.          Forepart of the Registration
              Statement and Outside Front Cover
              Page of Prospectus.....................................            501(a)                Cover Page of Registration
                                                                                                       Statement
                                                                                    (b)                This Cross-Reference Sheet
                                                                                    (c)                Inside Front Cover
2.          Inside Front and Outside Back
              Cover Pages of Prospectus..............................            502(a)                Inside Front Cover
                                                                                    (b)                Not Applicable
                                                                                    (c)                Inside Front Cover
                                                                                    (d)                Not Applicable
                                                                                (e)-(g)                Not Applicable
3.          Summary Information, Risk Factors
              and Ratio of Earnings to Fixed
              Charges................................................            503(a)                Prospectus Summary
                                                                                    (b)                Prospectus Summary; The
                                                                                                       Company
                                                                                    (c)                Not Applicable
                                                                                    (d)                Not Applicable
4.          Use of Proceeds..........................................            504                   Use of Proceeds
5.          Determination of Offering Price..........................            505                   Not Applicable
6.          Dilution.................................................            506                   Not Applicable
7.          Selling Security Holders.................................            507                   Selling Stockholders
8.          Plan of Distribution.....................................            508(a)-(b)            Not Applicable
                                                                                    (c)-(d)            Plan of Distribution
                                                                                    (e)-(j)            Not Applicable
9.          Description of Securities to be
               Registered............................................            202                   Not Applicable
10.         Interests of Named Experts and
              Counsel................................................            509                   Not Applicable
11.         Material Changes.........................................                                  Material Changes
12.         Incorporation of Certain Information                                                       Legal Proceedings
              by Reference...........................................                                  Incorporation of Certain
13.         Disclosure of Commission Position on                                                         Documents by Reference
              Indemnification for Securities
              Act Liabilities........................................            510                   Not Applicable


- --------------------------------------------------------------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
- --------------------------------------------------------------------------------

PROSPECTUS
- ----------

                  SUBJECT TO COMPLETION, DATED August 1, 1996

                       GRAHAM-FIELD HEALTH PRODUCTS, INC.

                                  50,000 SHARES
                                  COMMON STOCK
                         ______________________________


     All of the shares of the common stock, par value $.025 per share (the "Common Stock") of Graham-Field Health Products, Inc. (the "Company"), offered hereby are being sold by the holders of the Common Stock named herein under "Selling Stockholders" (the "Selling Stockholders"). The outstanding Common Stock of the Company is, and the Common Stock offered hereby will be, listed on the New York Stock Exchange (the "NYSE"). On July , 1996, the last reported sale price of the Common Stock on the NYSE was $8.125 per share.


     The Company will not receive any of the proceeds from the sale of the Common Stock. Any or all of such Common Stock covered by this Prospectus may be sold, from time to time, by means of ordinary brokerage transactions or otherwise. See "Plan of Distribution."
                         ______________________________


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         ______________________________

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute any offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
                         ______________________________

                  The date of this Prospectus is August_____, 1996

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at its regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 75 Park Place, New York, New York 10007. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, on payment of prescribed charges. Such reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock, $.025 par value, of the Company (the "Common Stock") offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission, and the exhibits relating thereto, which have been filed with the Commission. Copies of the Registration Statement and the exhibits are on file at the offices of the Commission and may be obtained upon payment of the fees prescribed by the Commission, or examined without charge at the public reference facilities of the Commission described above.



     No person is authorized in connection with the offering made hereby to give any information or to make any representation not contained or incorporated by reference in this Prospectus, and any information or representation not contained or incorporated herein must not be relied upon as having been authorized by the Company, the Selling Stockholders set forth under "Selling Stockholders" or any underwriter. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this Prospectus at any time nor any sale made hereunder shall under any circumstance imply that the information herein is correct as of any date subsequent to the date hereof.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference:

                  (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

                  (b) The Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1996.

                  (c) The Company's Proxy Statement dated as of May 13,
         1996.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will furnish, without charge, to any person to whom a copy of this Prospectus is delivered, including any beneficial owner, upon such person's written or oral request, a copy of any and all of the information filed by the Company that has been incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference herein unless such exhibits are specifically incorporated by reference in such information). Requests for such copies should be directed to the Company at 400 Rabro Drive East, Hauppauge, New York 11788, Attention Corporate Secretary (telephone number (516) 582-5900).

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus.




The Company .................      Graham-Field Health Products, Inc. and its
                                   wholly owned subsidiaries (collectively, the "Company") manufacture, market and distribute medical, surgical and a broad range of other health care products for hospital, physician and home use. The
                                   Company markets and distributes approxi-mately 22,000 products under its own brand names and under suppliers' names.
                                   The Company's products are marketed to
                                   approximately 16,000 customers, principal-ly hospital, physician and home health care dealers, health care product wholesalers and retailers, including drug stores, and home shopping relating businesses.

Common Stock Offered .........     Up to 50,000 shares by the Selling Stock-
                                   holders.

Offering Price ...............     All or a part of the shares of Common
                                   Stock offered hereby by the Selling Stock-holders may be sold from time to time in amounts and on terms to be designated by the Selling Stockholders at the time of sale or in the open market on the New York
                                   Stock Exchange.

Common Stock Outstanding........   14,220,808 shares of Common Stock.

Selling Stockholders............   Tyler E. Schueler
                                   John D. Shepherd

New York Stock Exchange Symbol..   GFI.

Use of Proceeds.................   The Company will not receive any of the
                                   proceeds from the sale by the Selling
                                   Stockholders of the shares of the Common
                                   Stock offered hereby.

                                   THE COMPANY

     The Company and its wholly owned subsidiaries (collectively, the "Company") manufacture, market and distribute medical, surgical and a broad range of other health care products for hospital, physician and home use. The Company markets and distributes approximately 22,000 products under its own brand names and under suppliers' names. The Company's products are marketed to approximately 16,000 customers, principally hospital, nursing home, physician and home health care dealers, health care product wholesalers and retailers, including drug stores, and home-shopping related businesses. During the five years ended December 31, 1995, the number of products offered by the Company expanded from approximately 14,000 to approximately 22,000. The expansion of the number of products offered is primarily the result of an increase in the number of distributorship agreements with suppliers and acquisitions of other companies and product lines.

     The Company's principal products and product lines include sphygmomanometers (blood pressure measuring devices), stethoscopes, ECG instruments, electronic thermometers, infrared heat treatment devices, durable medical equipment (such as ambulatory aids, bathroom safety equipment and wheelchairs), adult incontinence products, nutritional supplements, specialty cushions and mattresses for the treatment and prevention of pressure sores, medicated and rubber elastic bandages, respiratory equipment and supplies, urologicals, ostomy products, infection control products, first aid supplies, laboratory supplies, antiseptics and topical anesthetics and sterile disposable medical products. By offering a wide range of products from a single source, the Company enables its customers to reduce their costs associated with purchasing, including transaction, freight and inventory expenses.

     On May 31, 1991, the Company acquired 90% of the outstanding stock of Horizon International Health Care, Inc., formerly known as AquaTherm Products Corporation ("Aquatherm"), a manufacturer and distributor of deodorizers, and pressure control products for the treatment or prevention of decubitus ulcers (pressure sores). The Company acquired the remaining 10% of the outstanding stock of AquaTherm on June 11, 1991. The total purchase price for the outstanding stock of AquaTherm was $2,356,000. In connection with the acquisition of AquaTherm, the Company entered into certain Stock Option Agreements with each of Tyler E. Schueler and John D. Shepherd (collectively, the "Selling Stockholders") dated as of May 31, 1991 (collectively, the "Stock Option Agreements"), pursuant to which each of the Selling Stockholders was granted a stock option to purchase 25,000 shares of the Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant.

     The Company was organized under the laws of the State of Delaware on April 6, 1981 under the name, Patient Technology, Inc. On May 27, 1988, the Company changed its name to Graham-Field Health Products, Inc. Except where the context otherwise requires, the word "Company" as used herein includes all of its subsidiaries. The Company's executive offices are located at 400 Rabro Drive East, Hauppauge, New York 11788 and its telephone number is (516) 582-5900.

                                 USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale by the Selling Stockholders of the Shares of the Common Stock Offered hereby.

                              SELLING STOCKHOLDERS

     The Selling Stockholders acquired 50,000 shares of the Common Stock offered hereby from the Company in connection with the exercise as of May 31, 1996, of certain stock options granted to each of the Selling Stockholders pursuant to the Stock Option Agreements. The Company has agreed to register the Common Stock offered hereby, and may from time to time supplement or amend this Prospectus, as required, to provide other information with respect to the Selling Stockholders.

     On May 31, 1991, the Company entered into certain consulting agreements with each of the Selling Stockholders for a term of three (3) years. Under the consulting agreements, each of the Selling Stockholders was paid an annual consulting fee of $25,000 for services rendered to the Company. The consulting agreements expired in accordance with their terms.

     The table set forth below contains certain information regarding ownership of the Company's Common Stock by the Selling Stockholders. The Selling Stockholders may offer all or part of the Common Stock which they hold pursuant to the offering contemplated by this Prospectus and because their offering is not being underwritten on a firm commitment basis no estimate can be given as to the amount of the Common Stock that will be held by Selling Stockholders upon termination of this offering.



                                          Percentage of
                        Shares Owned      Shares Owned
                          Prior to          Prior to         Shares Being
Stockholder               Offering           Offering           Offered
- -----------             ----------        -------------       -----------

Tyler E. Schueler          25,000               *               25,000
John D. Shepherd           25,000               *               25,000
                           ------                               ------
         Total             50,000               *               50,000
                           ======                               ======


===============================================================================
*        Less than one (1) percent.

                              PLAN OF DISTRIBUTION

     The Company will not receive any of the proceeds from the sale by the Selling Stockholders of the Common Stock offered hereby. Any or all of the shares of Common Stock may be sold from time to time (i) to or through underwriters or dealers, (ii) directly to one or more other purchasers, (iii) through agents on a best-efforts basis, or (iv) through a combination of any such methods of sale. The Selling Stockholders and any such underwriters, dealers or agents that participate in the distribution of the Common Stock may be deemed to be underwriters within the meaning of the Securities Act, and any profit on the sale of the Common Stock by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Common Stock may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Selling Stockholders or by an agreement between the Selling Stockholders and underwriters or dealers. Brokers or dealers acting in connection with the sale of Common Stock contemplated by this Prospectus may receive fees or commissions in connection therewith.

     At the time a particular offer of Common Stock is made, to the extent required, a supplement to this Prospectus will be distributed which will identify and set forth the aggregate number of shares of Common Stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for Common Stock purchased from the Selling Stockholders, any discounts, commissions and other items constituting compensation from the Selling Stockholders and/or the Company and any discounts, commissions or concessions allowed or reallowed or paid to dealers, including the proposed selling price to the public. Such supplement to this Prospectus and, if necessary, a post-effective amendment to the Registration of which this Prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Common Stock.

     The outstanding Common Stock is, and the Common Stock offered hereby will be, listed on the NYSE.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Common Stock may not simultaneously engage in market making activities with respect to the Common Stock for a period of nine business days prior to the commencement of such distribution. In addition and with limiting the foregoing, the Selling Stockholders and any person participating in the distribution of the Common Stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any such other person.

     In order to comply with certain states' securities laws, if applicable, the Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the Common Stock may not be sold unless it has been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available.

     Pursuant to an agreement with the Selling Stockholders, the Company has agreed to file the Registration Statement of which the Prospectus is a part with the Commission and use its best efforts to have it declared effective. Under the terms of the agreement with the Selling Stockholders, the Company has agreed to use its best efforts to keep such Registration Statement continuously effective for a period of up to one year from the date the Registration Statement is first declared effective by the Commission.

     Pursuant to the agreement with the Selling Stockholders, the Selling Stockholders have agreed to pay any and all expenses incident to the performance of or compliance with such agreement including, among other things, registration and filing fees, fees and expenses incurred in connection with compliance with securities or blue sky laws of the applicable states, fees and disbursements of counsel and independent public accountants for the Company, the fees and disbursements of counsel to the Selling Stockholders, underwriting discounts and commissions, and transfer taxes, if any.

                                  LEGAL MATTERS

     The legality of the issuance of the Common Stock offered hereby will be passed upon for the Company by The Law Firm of Robert E. Lesser.

                                     EXPERTS

     The consolidated financial statements and schedule of Graham-Field Health Products, Inc. (the "Company") appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                MATERIAL CHANGES

     On June 17, 1996, the Company entered into an agreement in principle with Everest & Jennings International Ltd. ("Everest & Jennings") a manufacturer of wheelchairs, and BIL (Far East Holdings) Limited ("BIL"), an investment company and the majority stockholder of Everest & Jennings, to acquire Everest & Jennings in a merger transaction. The terms of the proposed transaction provide that the stockholders of Everest & Jennings will receive one share of common stock of the Company in exchange for each four shares of the common stock of Everest & Jennings, and $2.00 for each share of common stock of Everest & Jennings. In connection with the acquisition of all of the issued and outstanding shares of the common stock of Everest & Jennings, the Company will issue a maximum of approximately 1.8 million shares and $14.4 million. The merger consideration will be reduced if the value of the cash consideration and shares of common stock of the Company to be issued in exchange for each share of common stock of Everest & Jennings exceeds $5.00 as of the closing date.

     BIL will receive additional shares of common stock of the Company in an amount up to 1.9 million shares to be valued at the greater of $13.00 per share or the average market price of the common stock of the Company for the ten (10) consecutive trading days prior to the closing date, in exchange for the repayment of all debt of Everest & Jennings in the approximate amount of $25 million to the Hong Kong and Shanghai Banking Corporation Limited. As part of the transaction, all debt of Everest & Jennings to BIL and all Convertible Preferred Stock of Everest & Jennings held by BIL will be exchanged for approximately $60 million of Convertible Preferred Stock of the Company (the "Convertible Preferred Stock"). The Convertible Preferred Stock will yield a dividend at the rate of 2% per year, which will be paid at the option of the Company either in cash or common stock. The Convertible Preferred Stock will be convertible into common stock of the Company at a conversion price of $20.00 per share during the five (5) year period following the closing and, if the Convertible Preferred Stock has not converted during such period, the Convertible Preferred Stock will automatically convert on the fifth anniversary date of the closing at a conversion rate of $15.50. Immediately after the transaction and after giving effect to the conversion of the Convertible Preferred Stock, BIL will own approximately 30% of the common stock of the Company. The transaction, which is currently anticipated to be completed in November 1996, is subject to, among other things, due diligence, approval by the Board of Directors of the Company and Everest & Jennings, the negotiation and execution of definitive documentation, the approval by the stockholders of the Company and Everest & Jennings, the receipt of certain corporate and regulatory approvals, and the satisfaction of other customary terms and conditions. No assurances can be provided that the transaction will be consummated.

     On June 25, 1996, the Company entered into an agreement in principle with V.C. Medical Distributors Inc. ("V.C. Medical"), a wholesale distributor of medical products in Puerto Rico, to acquire substantially all of the assets of V.C. Medical for a purchase price of approximately $1.5 million, consisting of cash in the amount of $1,250,000 with the balance payable in shares of common stock of Graham-Field. As additional consideration, Graham-Field will pay $500,000 to V.C. Medical provided the business achieves certain earnings levels during the one year period following the closing of the proposed transaction. The transaction, which is currently anticipated to be completed in August 1996, is subject to, among other things, due diligence, approval by the Board of Directors of Graham-Field, the negotiation and execution of definitive documentation, the receipt of certain corporate and regulatory approvals, and the satisfaction of other customary terms and conditions.

                                LEGAL PROCEEDINGS

          On May 21, 1996, the Company was sued by Minnesota Mining
& Manufacturing Company ("3M") in a claim purportedly arising under federal, state and common law trademark, false advertising, and unfair competition laws, as well as for brach of, and interference with, contracts. 3M alleges that the Company is selling 3M products in violation of federal and state law, and seeks monetary damages in an unspecified amount, as well as injunctive relief against the Company's continued sale of 3M products. The claim was filed in the Southern District of New York. The Company vigorously denies the allegations of 3M's complaint, and has filed an answer denying the allegations of wrongdoing and asserting affirmative defenses. In addition, the Company has asserted counteclaims against 3M under federal antitrust laws, as well as an unfair competition claim.

         In June 1966, the Company was sued in a purported class action captioned Kauffman v. Hogg in Delaware Chancery Court arising out of the
          ----------------
Company's announced proposed acquisition of Everest & Jennings. The Complaint alleges that the Company aided and abetted breaches of fiduciary duty on the part of Everest & Jennings' controlling stockholder and its directors in connection with their negotiation of the proposed transaction. Plaintiff, a stockholder at Everest & Jennings purports to seek to enjoin the transaction, or alternatively, rescission, or an award of compensatory or rescissory damages. The Company believes that it has valid defenses to the Complaint's allegations of wrongdoing, and intends to vigorously defend the lawsuit.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     An itemized statement of the estimated amount of all expenses in connection with the distribution of the securities registered hereby is as follows:

   Securities and Exchange Commission
    registration fee....................................... $   138
   Legal fees and expenses..................................  7,600
   Accounting fees and expenses.............................  5,000
   Transfer Agent's fees.................................... -0-
   Miscellaneous............................................  2,000
                                                            -------

                  Total.................................... $14,738
                                                            =======
- -------------------------


Item 15.          Indemnification of Directors and Officers.

     Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify any of its directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and
(ii) in connection with any criminal action or proceeding if such person had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, however, Section 145 provides that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation only to the extent that, the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Article V of the Company's By-laws requires that the Company indemnify its directors and officers for certain liabilities incurred in the performance of their duties on behalf of the Company to the fullest extent permitted or required by the Delaware General Corporation Law.

     The Company's Certificate of Incorporation, as amended, provides that directors of the Company shall not be personally liable to the Company or to its stockholders for monetary damages for (i) any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) any act or omission where the liability of the director is expressly provided for by certain statutes listed therein or
(iv) any transaction for which the director derived an improper personal benefit.

     The Company has a directors and officers liability insurance policy in effect which covers certain claims against any officer or director of the Company by reason of certain breaches of duty, neglect, errors or omissions committed by such person in his capacity as an officer or director.

Item 16.  Exhibits

          (a)      Exhibits:

                   3.1 The Company's Certificate of Incorporation, as amended, is incorporated by reference to
                            Exhibit 3(1) to the Company's Registration
                            Statement on Form S-1, which was declared effective with the Securities and Exchange Commission on June 21, 1991 (File No. 33-40442).

                   3.2 The Company's By-Laws, as amended, are incorporated by reference as an exhibit to the Company's Current Report on Form 8-K dated as of July 14, 1995.

                   5.1      Opinion of The Law Firm of Robert E. Lesser.

                   24.1 Consent of Ernst & Young LLP, independent auditors.

                   24.3 Consent of The Law Firm of Robert E. Lesser (to be included in the opinion filed as Exhib-it 5.1).

                   25 Power of Attorney (included in the signature pages to this Registration Statement).

Item 17.   Undertakings.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)  To include any prospectus required by
                  Section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                           (2) That, for the purpose of determining any
                  liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (3) To remove from registration by means of a
                  post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Graham-Field Health Products, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hauppauge, New York on August 1, 1996.

                          GRAHAM-FIELD HEALTH PRODUCTS, INC.


                          By:/s/Irwin Selinger
                             --------------------------------
                             Irwin Selinger, Chairman of the
                             Board and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Irwin Selinger as his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments and post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.


      Signatures                       Title                       Date
      ----------                       -----                       ----

/s/Irwin Selinger
- ----------------------
Irwin Selinger                Chairman of the Board and        August 1, 1996
                              Chief Executive Officer
                              (Principal Executive Officer
                              and Director)


/s/Gary M. Jacobs
- ----------------------
Gary M. Jacobs                Vice President/Finance and       August 1, 1996
                              Chief Financial Officer
                              (Principal Financial Officer)

/s/David P. Delaney
- ----------------------
David P. Delaney, Jr.          Director                       August 1, 1996

/s/Harold Lazarus
- ----------------------
Dr. Harold Lazarus             Director                       August 1, 1996

/s/Louis A. Lubrano
- ----------------------
Louis A. Lubrano               Director                       August 1, 1996

/s/Andrew A. Giordano
- ----------------------
Andrew A. Giordano             Director                       August 1, 1996

/s/Robert Spiegel
- ----------------------
Robert Spiegel                 Director                       August 1, 1996

/s/Marcel Newfield
- ----------------------
Marcel Newfield                Director                       August 1, 1996


/s/Steven D. Levkoff
- ----------------------
Steven D. Levkoff              Director                       August 1, 1996


/s/Donald Press
- ----------------------
Donald Press                   Director                       August 1, 1996

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    EXHIBITS
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933




                       GRAHAM-FIELD HEALTH PRODUCTS, INC.

                                INDEX TO EXHIBITS


Exhibit No.          Description


     3.1 The Company's Certificate of Incorporation, as amended, is incorporated by reference to Exhibit 3(1) to the Company's Registration Statement on Form S-1, which was declared effective with the Securities and Exchange Commission on June 21, 1991 (File No. 33-40442).

     3.2 The Company's By-Laws, as amended, are incorporated by reference as an exhibit to the Company's Current Report on Form 8-K dated as of July 14, 1995.

     5.1 Opinion of The Law Firm of Robert E. Lesser, as to the validity of securities being registered.


    24.1    Consent of Ernst & Young LLP, independent auditors.


    24.3    Consent of The Law Firm of Robert E. Lesser
            (included as Exhibit 5).


    25 Power of Attorney (included in the signature pages to this Registration Statement).